Biglari Holdings Inc. Insider Trading Policy Federal law prohibits the purchase or sale of publicly traded securities on the basis of material nonpublic information. “Material” information is any information that a reasonable investor would consider important in making a decision to buy or sell stock because the information is relevant to the value of such securities. In short, any information which could reasonably be expected to affect the price of the stock is considered material. All persons possessing material nonpublic information about publicly traded securities must also refrain from passing along such information to others who may purchase or sell such securities. These restrictions also apply to material nonpublic information relevant to any publicly traded securities in which Biglari Holdings and its affiliated entities have made or entered into, or are actively considering making or entering into, an investment, acquisition, or other material transaction. If Biglari Holdings is active in any unaffiliated marketable stock, employees, officers, and directors of the Company who learn of its activity in advance of public disclosure generally may not purchase such securities until the news has been disclosed publicly. All transactions of Biglari Holdings involving the marketable securities, including investments or acquisitions, that have occurred or that are under active consideration, and that have not been publicly disclosed, should be presumed to be material for purposes of this Insider Trading Policy. The penalties for trading or tipping inside information can be severe. Among other things, a person who trades while in possession of material nonpublic information, or who provides such information to others, could be subject not only to significant civil monetary penalties but also to criminal fines and imprisonment. Securities laws may also impose secondary liability on directors, officers, and other supervisory personnel even if they are not directly involved in illegal insider trading, if they fail to take reasonable steps to prevent insider trading by others. Material information is “nonpublic” if it has not been widely disseminated to the public through national news services or by filing with the Securities and Exchange Commission. For purposes of this policy, material nonpublic information is referred to as “inside information.” Accordingly, in order to create an environment where the employees and directors of Biglari Holdings Inc. and its subsidiaries (collectively, the “Company”) comply with all relevant laws and regulations involving insider trading and avoid even the appearance of impropriety, the Company has adopted this Insider Trading Policy (this “Policy”). I. Who Is Restricted by the Policy? — All employees and directors of the Company are restricted. No employee or director of the Company may trade or otherwise engage in a transaction in the Company’s securities while in possession of inside information or tip others to do so. This Policy imposes additional restrictions on directors, officers, division presidents, and other employees and affiliates of the Company specifically designated by the Chief Executive Officer (“CEO”) of the Company (collectively, “Insiders”), as well as their family members and any affiliated companies, trusts, partnerships, etc. Insiders are expected to ensure compliance with this Policy by their immediate families, personal households, and affiliates.

2 II. What Is Restricted by the Policy? — Trading or otherwise engaging in a transaction in the Company’s securities by any employee or director, including an Insider, of the Company while in possession of inside information is prohibited. In addition, transactions in the Company’s securities by Insiders are restricted for the periods of time set by or pursuant to Section III, below. This Policy continues to apply to transactions in Company securities even after an employee or director leaves the Company. If an individual is in possession of material nonpublic information when such individual leaves the Company, such individual may not engage in transactions in Company securities until that information has become public or is no longer material. III. Period of Restriction — Generally, no transactions in Company securities by Insiders may be made except during specified quarterly window periods. Directors and Executive Officers (and their respective Family Members) must preclear all trading in Biglari Holdings’ securities before entering into any transaction, except for permitted trading. All other employees (and their respective family members) may trade in Biglari Holdings’ securities without preclearance during an open window period, as long as the trader is not in possession of material nonpublic information with respect to Biglari Holdings. The earlier closure of window periods or a decrease in the duration of a quarterly window period may apply as determined by the Company. The Company may also close a window period at any time when material nonpublic information regarding the Company exists. The Company may establish or change window periods at its sole and absolute discretion. The foregoing determinations regarding window periods may be made by the CEO. IV. Preclearance Procedure — Regardless of whether or not a window is open, no Insider may engage in transactions in the Company’s securities without first obtaining preclearance of the transaction from the Company’s Compliance Officer, who is designated by the CEO. V. Tipping Information to Others — Any employee or director, including an Insider, of the Company who is in possession of inside information is prohibited from disclosing this information to others. Criminal penalties may attach to such behavior whether or not the employee or director expects the recipient of the tip to trade on such information and whether or not the employee or director derives any benefit from the other’s actions. Employees and directors must take steps to prevent the disclosure of inside information to unauthorized persons. If disclosure of inside information is believed to be necessary or appropriate for business reasons, employees and directors must consult with the Compliance Officer to ensure that such disclosure is necessary and will comply with all applicable laws. VI. Communication and Certification — This Policy will be communicated to all Insiders and designated employees upon adoption. It will be communicated to all new directors, officers, and designated employees upon appointment, and it will be recommunicated to all directors, officers, and designated employees on an annual basis. All Insiders and certain other employees designated by the CEO will be required to certify their understanding of and intent to comply with this Policy on an annual basis.

3 VII. Rule 10b5-1 Plans — An Insider wishing to trade pursuant to a Rule 10b5-1 plan must obtain the approval of the Compliance Officer prior to entering into such plan, and may only enter into a Rule 10b5-1 plan during a window period and while not in possession of any inside information. Any Rule 10b5-1 plan must be in writing and otherwise comply with SEC Rule 10b5-1(c), and will not be subject to any window period set by or pursuant to Section III, above, if such plan is filed with the Company during a window period. VIII. Sanctions — An individual’s failure to comply with this Policy may subject such individual to Company-imposed sanctions, including dismissal for cause, whether or not such individual’s failure to comply results in a prosecution or other enforcement of insider trading laws.